Exhibit 99.1

Media contact:	Investor Relations contact:
Donna Owens Cox	Jason F. Thompson
tel (804) 327-5292	tel (203) 461-7616

MeadWestvaco Appoints James M. Kilts to Board of Directors

RICHMOND, VA., October 5, 2006 — MeadWestvaco Corporation (NYSE: MWV) today announced that James M. Kilts, 58, has been named to MeadWestvaco’s Board of Directors. He will be formally elected at the October 2006 board meeting.

Mr. Kilts, who is a founding partner with Centerview Partners, New York, was chairman, president and chief executive officer of the Gillette Company, Boston, which joined with The Procter & Gamble Company last year in the largest merger ever in the consumer products sector. As a vice chairman of Procter & Gamble, he then oversaw the consolidation of the Gillette and Procter & Gamble businesses. Before joining Gillette, Mr. Kilts was president and chief executive officer of Nabisco, and prior to that he was head of Kraft Foods, and later, the worldwide food business of Altria. He started his career with General Foods Corporation.

“I am extremely pleased to have someone of Jim’s caliber and capabilities join the board of MeadWestvaco,” said John A. Luke, Jr., MeadWestvaco’s chairman and chief executive officer. “His deep understanding of the global consumer products business will be a tremendous asset as we work to become the packaging provider of choice to the world’s most recognized consumer brands.”

“MeadWestvaco is a global packaging leader,” said Mr. Kilts. “I look forward to helping the company realize new possibilities for value creation in consumer markets worldwide.”

In addition to MeadWestvaco, Mr. Kilts is a member of the board of directors of The New York Times Company and Metropolitan Life Insurance Company, and he serves as a member of Citigroup’s International Advisory Board. He also serves on the board of trustees of Knox College and the University of Chicago, and is chairman of the Advisory Council of the University of Chicago Graduate School of Business.

Mr. Kilts is a graduate of Knox College in Galesburg, Illinois, and he earned a master of business administration degree from the University of Chicago.

MeadWestvaco is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages all of its forestlands in accordance with internationally recognized forest certification standards. For more information, please visit www.meadwestvaco.com.

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